UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 17, 2018

comScore, Inc.
(Exact name of registrant as specified in charter)

Delaware	001–33520	54–1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)
(703) 438–2000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

In connection with the transaction described in Item 2.03 below, on May 17, 2018, comScore, Inc. (the “Company”) and the holders of its senior secured convertible notes due January 16, 2022 (the “Original Notes”) entered into a First Amendment to Senior Secured Convertible Notes (the “Amendment”). Pursuant to the Amendment, the Original Notes and the previously disclosed Securities Purchase Agreement, dated as of January 16, 2018 (the “Purchase Agreement”), by and among the Company and certain funds affiliated with or managed by Starboard Value LP (collectively, the “Buyers”) were amended to clarify the rights of the Company with respect to its ability to issue certain indebtedness permitted thereunder and to provide the Company with additional flexibility with respect to its requirement to maintain certain minimum cash balances, among other things.
The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed herewith as Exhibit 10.1, and which is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On May 17, 2018, and pursuant to the Buyers’ previously disclosed option to purchase up to $50.0 million in additional senior secured convertible notes (the “Option”), the Company issued to the Buyers $50.0 million in aggregate principal amount of senior secured convertible notes (the “Option Notes”) pursuant to the Buyers’ exercise in full of the Option to purchase such notes pursuant to the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, the Buyers exchanged $15.0 million of cash, and 1,400,000 shares of the Company’s common stock owned by them, for the Option Notes.
The terms of the Option Notes are identical to the terms of the Original Notes, as amended by the Amendment, except with regard to the issuance date, which is the date from which interest shall begin to accrue thereon. The Option Notes mature on January 16, 2022 (the “Maturity Date”). Interest on the Option Notes accrues at 6.0% per year through January 30, 2019, and at a minimum interest rate of 4.0% per year thereafter (each date, an “Interest Reset Date”), in each case subject to upward adjustment to up to 12.0% per year, based upon the then-applicable Conversion Premium (as defined in the Option Notes) as set out in the Option Notes. Interest on the Option Notes is payable, at the option of the Company in cash, or, subject to certain conditions, through the issuance by the Company of additional shares of its common stock (the “PIK Interest Shares”). Any PIK Interest Shares so issued will be valued at the arithmetic average of the volume-weighted average trading prices of the Company’s common stock on each trading day during the ten consecutive trading days ending immediately preceding the applicable interest payment date. The Option Notes are convertible into shares of the Company’s common stock at any time prior to the Maturity Date at $28.00 per share.
The foregoing summary of the Option Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Option Notes, the form of which is filed herewith as Exhibit 4.1, and which is incorporated herein by reference.

Starboard Value LP and its affiliates (collectively, “Starboard”) own less than 5% of the Company’s outstanding shares of common stock. As previously disclosed, pursuant to an Agreement dated as of September 28, 2017 (as amended on April 18, 2018), by and among the Company and Starboard (the “September Agreement”), Starboard has, and has previously exercised, certain rights to recommend nominees for appointment to the Company’s Board of Directors. Pursuant to the September Agreement, and also as previously disclosed, the Company also granted to Starboard an offering participation right for certain private and public offerings of equity or equity-linked securities of the Company.
Item 3.02 Unregistered Sales of Equity Securities.

The information included in Item 2.03 of this Current Report on Form 8-K, except for information with respect to Starboard’s ownership of the Company’s common stock and the September Agreement, is hereby incorporated by reference into this Item 3.02.
The issuance of the Option Notes was, and the issuance of any shares of the Company’s common stock upon conversion of such notes will be, exempt from registration under the Securities Act pursuant to Section 4(a)(2) and Rule 506 of Regulation D promulgated under the Securities Act. The Buyers represented in writing that they were accredited investors and acquired the securities for their own accounts for investment purposes.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
4.1	Form of Option Note
10.1	First Amendment to Senior Secured Convertible Notes, dated as of May 17, 2018 by and between the Company and each of the investors listed on the signature pages attached thereto

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ Carol A. DiBattiste
Carol A. DiBattiste
General Counsel & Chief Compliance, Privacy and People Officer
Date: May 17, 2018

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